Q4 and Full-Year 2021 Shareholder Letter

Dear Shareholders 2021 was a remarkable year for Upwork, not only in how far we pushed our business forward but also in how clearly it has set our path for continued performance in 2022 and beyond. Gross Services Volume (GSV) grew 41% year-over-year to reach $3.5 billion and revenue grew 35% year-over-year to reach $503 million for the full-year 2021. Additionally, during the fourth quarter, Upwork surpassed $15 billion in lifetime talent earnings. This achievement highlights the magnitude of impact we have had and signals how we are leading the global movement to reimagine work. Last year we launched a host of powerful products and features, including Project Catalog, Talent Scout, and Virtual Talent Bench, as well as valuable partnerships with technology and benefits providers such as Loom and Catch. We had successful, high-profile collaborations with leading brands including Budweiser and Kristen Kish, launched “The Perfect Fit” brand campaign to raise awareness of Upwork to customers and prospects, and in the third quarter, as a result of our confidence in the long-term value creation opportunity in Enterprise sales, announced our intentions to double the number of account executives on our sales team by the end of 2022. And we are just getting started. We believe timing matters and time frame matters. In terms of timing, the time continues to be now for investing in our business to win customer market share as customer needs for our offering are accelerating and our brand awareness is low. We will do this with conviction in the year ahead, as planned, because we are building a powerful and sustainable business, with leading share, economics, and growth rates for the long term. In terms of time frame, 2021 was the first year executing our three-part strategy to innovate, evangelize, and scale our work marketplace. We have always known this strategy will take multiple years to fully deliver, and we are pleased with our progress to date. Due to this progress and our confidence in our execution, we are accelerating our target of achieving $1 billion in revenue by one year, to 2024, up from our previous timeline of 2025, with a compound annual growth rate of approximately 25% over the next three years. Our innovation ambitions are bigger than ever. Amidst the backdrop of the Work Awakening, a time in which people are reevaluating what they want in work and life, and realigning their priorities accordingly, we have embraced an expanded vision for Upwork as the world’s work marketplace. We build for companies to flex into new operating models, and we build for talent to flex into new ways of working. We anticipate that the businesses that embrace this Work Awakening will be poised to out-innovate companies that do not. 2022 is the year that Upwork takes the next steps in evolving from being the largest global freelance marketplace, as measured by GSV, to broadening our horizon as the world's work marketplace. Our focus has evolved because the world has evolved. The old binary notions of “freelance” versus “full-time employee” work are being revisited in a world where remote work is rampant, where career and work innovation is1 happening all around us, and where talent and clients are searching for new solutions to both new and old challenges they are struggling with. Many professionals 1Remote work projections are strong: 40.7 million American professionals, nearly 28% of respondents to our 2021 Future Workforce Survey, expect to be fully remote in the next five years, up from 22.9% in our previous survey, conducted in November 2020. © 2022 Upwork Inc. 2 are seeking to unbundle aspects of full-time work to get benefits in new ways, while others are seeking new benefits without shackling themselves to a full-time job. We are poised to innovate these solutions with and for our customers, and our strong foundations help us do that. We have distinctive know-how in building and delivering relationship-centered flexible solutions for knowledge workers, products in the market that already empower workers to seamlessly transition from freelance to full-time and back, and teams that already design and deliver modern work models at scale for our Enterprise Clients. This year we will build on our existing foundations with a lineup of new offerings that will continue to make the transition from freelance to full-time, and vice versa, and the integration of both working models seamless for all our customers. We at Upwork are focused on accelerating the Work Awakening―empowering professionals by building their online home for work that grows and flexes with them across their career and as their needs change; and for businesses, delivering a singular destination that gives them access to the freelance and full-time professionals they need, on the work marketplace that makes these powerful relationships and the tools to manage them a foregone conclusion. We have always seen ourselves as the pacesetters of innovation in work, and in a time when the speed and creativity with which people are constructing their careers is accelerating and companies are rethinking their workforces, Upwork will be the work marketplace that empowers them to achieve their goals. © 2022 Upwork Inc. 3

Q4’21 Business Highlights Innovating the Work Marketplace The work marketplace is here to offer clients consumer-level simplicity with enterprise-grade capabilities and to be the preferred destination for top talent to innovate their careers. In 2021, we made significant progress enhancing these capabilities as we evolved the Talent Marketplace, launched Project Catalog and Talent Scout, and released Virtual Talent Bench, helping customers and talent build long-term, trusted relationships and giving them multiple ways to work on our work marketplace. We see the impact of the enduring relationships between clients and talent in the form of our GSV per Active Client of $4,599, growing 15% year-over-year in the fourth quarter. Talent Marketplace™ Talent Marketplace is our “post and hire” model in which businesses post jobs and talent browse and bid on those jobs. In the fourth quarter, we made a number of important changes to the Talent Marketplace. Early in the quarter, we launched Virtual Talent Bench™, a collection of features that makes relationship-building more central to the customer experience on Upwork. These features empower clients to more easily discover, organize, revisit, hire, and collaborate with the talent they trust in order to drive successful outcomes. It enables clients to strengthen their network of top independent professionals on Upwork, so they can work with these pros time and time again on their most critical projects or to complement skill sets on their full-time teams. The launch was met with overwhelmingly positive feedback from both clients and talent who appreciated the productized focus on relationships and increased discoverability. Client adoption of Virtual Talent Bench was strong and steadily increased throughout the quarter. Career Innovator: Evan Fisher Pitch deck expert and venture capital consultant Evan Fisher has earned more than $1.5 million on the work marketplace. As his business has grown, he has even spent over $200,000 just this past year hiring freelancers himself to support the future growth of his business. Evan feels he has more financial security than ever before and is able to live and work on his own terms thanks to Upwork. “The things I’ve been able to do as a result of Upwork are staggering to me,” Evan said. “I’ve seen both of my children’s first steps. My wife and I have been able to choose on a map where we want to live, move halfway across the world, and aside from the time zone, have absolutely no change to my work. I’ve broken free of the 9-to-5, collaborated with an incredible team of professionals from around the world, and grown multiple businesses while helping my clients raise billions of dollars from some of the biggest VCs on the planet. I’ve come a long way, and still have a long way to go—but it all started with Upwork.” © 2022 Upwork Inc. 4

In 2021 we grew Upwork's knowledge graph significantly, building connections between talent and clients that led to notable benefits for customers on our work marketplace while increasing client spend and talent earnings. Our unique visibility into the transaction data for over 5 million jobs per year provides valuable context for our data science teams and matching capabilities. In 2022 we are continuing our focus on building out enterprise-grade capabilities and features for our work marketplace. Our roadmap here includes enablers of client expansion and programmatic usage, such as new and custom reports, payroll billing enhancements, and an improved onboarding experience for larger clients. We are also implementing integration capabilities with third-party SaaS companies in order to deliver enhanced data flows for our customers between Upwork data and their own human resources information system (HRIS) and financial reporting tools. This roadmap and integrations ensure the full set of cross-functional stakeholders at our client companies have the information and insights they need to manage these large and growing implementations of Upwork. Project Catalog™ Project Catalog is our one-click, browse-and-buy experience. In the fourth quarter, we were successful in diversifying Project Catalog’s traffic composition with impressive quarter-over-quarter growth of our SEO channel driven by foundational improvements and content initiatives. We also launched Catalog Guided Discovery in the fourth quarter, a new way of visually merchandising projects to enable clients to draw inspiration and discover what’s possible to get done on Upwork. Looking ahead in 2022, we will continue to improve our browse-and-buy experiences with the introduction of a new feature called Catalog On Demand, which makes it easier to compare projects. It targets clients who are hiring in highly technical fields or categories outside their area of expertise. Talent Scout™ Talent Scout connects clients with pre-vetted expert talent selected from the platform by specialized Career Innovator: Ryan Clark As an Expert-Vetted principal solutions architect on Upwork, Ryan Clark helps companies of all sizes better leverage SharePoint, Microsoft Office 365, and digital process automation (DPA) investments. He has always loved what he does, but early in his career he realized that he wanted to have more control over his work and his life than traditional employment would allow. “I didn’t like feeling that another person or another company had my fate in their hands,” Ryan said. So he brought his skills onto Upwork and set out to pave a new path forward for himself that would enable him to live and work on his own terms. Since then, Ryan has earned more than $1 million on our work marketplace and has traveled the world. Fifty percent of his business on Upwork is repeat business, and he loves the opportunity the work marketplace gives him to build deep, ongoing relationships with great clients. “With Upwork, I never have to look for clients anymore—they just come right to me,” Ryan said. “People ask me all of the time what the key to success is as an independent professional. I tell them that it’s all about hard work, dedication, and having fun. I like to make sure that while business is my priority, people have a good time working with me.” © 2022 Upwork Inc. 5 recruiters. In the fourth quarter, we improved the technology backend processes to deliver talent to customers faster and improved the lead capacity of our recruiters. As such, the average time to deliver a talent shortlist to clients was reduced for the second quarter in a row by approximately 30% quarter-over-quarter. In 2022 we continue to drive recruiter outcomes with data and automation, which will further reduce the average time to deliver a talent shortlist to clients while improving the match quality. We will also continue to leverage cross-sell capabilities to target existing marketplace clients who would benefit from the use of Talent Scout. Finally, we will invest in building marketing channels and partnerships to raise awareness about Talent Scout’s unique value for Upwork’s talent and clients. © 2022 Upwork Inc. 6

Evangelizing the Work Marketplace In the fourth quarter of 2021, we continued to see platform strength and stickiness, as evidenced by a robust year-over-year increase in the average first-quarter spend from newly acquired marketplace clients. To capitalize on the significant opportunity in front of us, we increased our investment in brand marketing in the fourth quarter to $17 million from $8 million in the third quarter of 2021. Our investment was focused on high-reach media placements aligned to our target audiences focused in the U.S., both nationally as well as in key local markets, and categories where we see growth opportunities using TV, radio, out-of-home (OOH), social, digital, podcasts, pre-roll, and native. During the quarter, we launched “The Perfect Fit” campaign, which ran across many of these channels in key markets. The campaign showcases how businesses can gain a competitive advantage and solve talent gaps exacerbated by the Great Resignation by tapping into Upwork’s network of high-skilled talent from around the world. The first television spot debuted Thanksgiving Day during Fox’s NFL broadcast. The ad spots reveal the possibilities for high-impact, meaningful work that comes from deep relationships that challenge traditional notions of what makes a workforce. We also partnered with celebrity chef and TV host Kristen Kish through our second CoLab partnership. This sort of brand partnership demonstrates Upwork’s cultural relevance and illustrates what Upwork can do for clients and talent alike. While it takes time to measure and understand the impact of brand investments, we are pleased by the early signals that we are seeing. We will be paying close attention to how these investments drive brand awareness and consideration and the corresponding downstream effect on key business metrics. Upwork CoLab: A Culinary Adventure We continued to widen our sphere of influence through Upwork CoLab, a brand partnership program that gives independent talent an opportunity to work on innovative and meaningful projects with renowned brands, entrepreneurs, and thought leaders. In the fourth quarter, we partnered with Kristen Kish, a Korean-born American chef best known for winning the 10th season of Bravo’s Top Chef competition. She is the executive chef and partner at Arlo Grey and co-hosts Fast Foodies on TruTV. Through Upwork CoLab, Kish partnered with an experienced writer, illustrator, and viral marketer from our work marketplace to bring her passion project to life: a cookbook for kids, It’s All in the Sauce: Bringing Your Uniqueness to the Table, to help them identify their creative voice and celebrate their uniqueness through a series of open-ended cooking experiments. This guided culinary journal has a social mission of supporting the mental health of LGBTQ+ youth, with proceeds going to Whatsinthemirror?, a nonprofit organization that provides mental health support and suicide prevention awareness for communities of color through art, advocacy, and affirming care. With partnerships like this, we are able to drive awareness of the amazing talent on our work marketplace and provide a sense of what is possible. © 2022 Upwork Inc. 7

In January, we welcomed Melissa Waters as our new chief marketing officer. Melissa is an accomplished marketing executive with more than 15 years of experience building world-class brands, developing high-performing teams, and driving business impact. She came to us from Meta, where she was global vice president of marketing at Instagram. Previously Melissa led marketing, merchandising, and business development for telehealth leader Hims & Hers and also served in executive marketing positions at Lyft and Pandora. Her deep expertise in helping high-growth companies scale, establish new categories, and build world-class brands is key to increasing the awareness of Upwork and capitalizing on our $1.3 trillion total addressable market opportunity. Looking forward, we will continue to invest in brand marketing in 2022 using a data-driven approach driven by rigorous testing across key markets, channels, and programs. Our priority is to ensure Upwork is top of mind as businesses grapple with talent shortages exacerbated by the Great Resignation and workers reconsider their priorities. We expect to invest approximately $80 million in brand marketing in 2022, up from $47 million in 2021. Workplace Innovator: Emirates NBD Last quarter, Upwork launched our Enterprise partnership with Emirates NBD, the largest bank in the Middle East, North Africa, and Turkey (MENAT) region. Our relationship with the Dubai-based bank started when its chief marketing officer turned to us in search of more flexible, cost-effective talent solutions for the team. Having used many traditional resources and various agencies, Emirates NBD was keen to identify new ways to deliver work efficiently and achieve cost efficiencies. Our team gained an understanding of its current challenges and areas of opportunity and designed a tailored, long-term solution that the entire organization can eventually scale and leverage. Emirates NBD is kicking off our partnership by engaging talent who specialize in various marketing skills, including graphic design, content writing, SEO/SEM, translation, and market research. We are excited to welcome Emirates NBD to our portfolio of Enterprise Clients and to continue to help it explore and implement new work models that will help it achieve its vision of being the most innovative bank for its customers, people, and communities. © 2022 Upwork Inc. 8

Scaling the Work Marketplace The fourth quarter was another quarter of strong execution on our Land and Expand strategy. Our Land team signed 32 new Enterprise Clients, which is 78% more than in the fourth quarter of 2020, well above the 25 Enterprise Clients that we expected, as we shared in our third quarter of 2021 earnings materials. Our account executives continue to exceed our per-rep productivity targets, and despite being in the midst of a tight labor market, we have been executing well against our hiring plans. We remain confident in our ability to double the size of the Land team by the end of 2022. Our Expand team continued to deliver strong year-over-year revenue growth from Enterprise accounts. Enterprise Revenue in the fourth quarter of 2021 grew 65% year-over-year to $10.5 million, and for the full year it grew 73% year-over-year to $34.9 million, driven by both the strong execution of our Land and Expand strategy and business’ readiness for our Enterprise offering. We ended the year with 108 clients that spent $1 million or more in the trailing 12 months, which is a 61% increase year-over-year and an 11% increase quarter-over-quarter. We also ended the year with seven clients that each spent more than $10 million in the trailing 12 months, of which five have spent over $20 million in the trailing 12 months. We are just scratching the surface of the Enterprise opportunity, and once the new reps and account managers we began to hire in the fourth quarter of 2021 are ramped, we can grow at roughly these rates for many years to come. As such, we are excited to announce that we are setting an Enterprise Revenue target of $300 million by 2025, almost 10 times what we delivered in 2021, which represents a compound annual growth rate over the next four years of more than 70%. Welcome: New Enterprise Clients Upwork welcomed Logitech, one of the world's leading manufacturers of computer peripherals and software, as one of our Enterprise Clients during the quarter. Previously a high-valued marketplace client, Logitech upgraded to our Enterprise offering in order to tap into Upwork’s global network of quality Expert-Vetted Talent as well as streamline its independent contractor hiring and governance processes. We began working with Logitech's Video Collaboration teams and quickly moved into supporting go-to-market projects within IT and Cloud Computing that span the U.S., Europe, and Asia-Pacific regions. We are excited to continue to grow our partnership with Logitech as its needs for on-demand talent grow across the globe. We are equally excited to welcome all 32 of our new Enterprise Clients from the fourth quarter of 2021 to Upwork, some of which include: © 2022 Upwork Inc. 9

Q4’21 Enterprise Sales Performance Enterprise Revenue Enterprise Revenue grew 65% year-over-year to $10.5 million in the fourth quarter of 2021. Enterprise Revenue for the full-year 2021 was $34.9 million, representing 73% year-over-year growth. We define Enterprise Revenue as revenue from our Upwork Enterprise offering, including all client fees, subscriptions, and talent service fees. New Enterprise Clients We signed 32 new Enterprise Clients in the fourth quarter of 2021, an increase of 78% year-over-year. We had roughly the same number of ramped account executives during each quarter of 2021, and roughly one-third fewer than we did in 2020. We define an Enterprise Client as a client that has entered into a contract for its use of our Upwork Enterprise offering. © 2022 Upwork Inc. 10

Q4’21 Financial Results



Gross Services Volume (GSV)

GSV in the fourth quarter of 2021 was $980 million, with continued strong year-over-year growth of 35%. Full-year 2021 GSV was $3.5 billion, representing 41% year-over-year growth.



Gross Services Volume
$ Millions
41%
$2,524
$3,547
35%
$728
$980
$3,000
$2,000
$1,000
$0
2020
2021
Q4 2020
Q4 2021

Active Clients

Active Clients, defined as those clients that had spend activity during the 12 months preceding the date of measurement, increased by 22% year-over-year. We ended the fourth quarter of 2021 with approximately 771,000 Active Clients. During the past seven quarters, the COVID-19 pandemic has driven a shift in the way companies think about work, fueling an increase in new client acquisition, and these acquisition levels have remained elevated since the peak in the first quarter of 2021. This strength has accelerated the number of clients finding success on our work marketplace, including those that are spending more than $100,000 per year, which is growing at 51% year-over-year, and those spending over $1,000,000 per year, which is growing 61% year-over-year. A specific example of this is Breezeline, which joined during the pandemic after recognizing the need for additional talent to keep up with tremendous company growth and help with the increased workload leading up to its recent rebrand from Atlantic Broadband. Breezeline has leveraged Upwork to access long-term talent who are contributing to not only the execution but also strategy development and oversight of its most critical company initiatives. Like many other clients that joined during the past two years, Breezline has continued to grow its spend throughout the pandemic.



Active Clients
in Thousands
YoY Growth
9%
17%
25%
27%
25%
22%
540
633
685
725
752
771
800
600
400
200
0
2019
2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021

© 2022 Upwork Inc.

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GSV per Active Client GSV per Active Client increased 15% year-over-year to approximately $4,600. We have seen continued acceleration in the growth of GSV per Active Client as more-tenured clients continue to expand their spend and the large number of clients acquired in the past year begin to mature into higher-value clients. Take Rate Our overall take rate in the fourth quarter of 2021 was 14.0%, down slightly from the previous quarter and down from 14.6% in the fourth quarter of 2020. The year-over-year decrease was due primarily to Marketplace revenue growing faster than Managed Services revenue, which has a 100% take rate, and a slight decrease in our Marketplace take rate. Marketplace take rate for the fourth quarter of 2021 was 12.9%, down slightly from the previous quarter and down from 13.5% in the prior year. We have an attractive business model that encourages clients and talent to establish lasting relationships on our work marketplace, resulting in strong retention. More higher-value relationships being built on Upwork and higher spend per client results in a larger percentage of business activity on the platform being priced at the lower rates of our tiered service fee structure. Enterprise, Project Catalog, and Talent Scout have take rates that are higher than those of the rest of our business. If these offerings continue to grow faster than the rest of our business, they will provide a positive impact on take rate over time. Another key driver of the year-over-year decrease was the success of changes to our Connects initiative, which drove revenue and GSV but resulted in slightly lower revenue as a percentage of GSV year-over-year. Over the course of 2022, we expect take rate to increase slightly due to a number of initiatives we are working on, as well as growth of and mix shift toward higher take rate areas of our business such as Enterprise and Project Catalog. © 2022 Upwork Inc. 12

Revenue Total revenue grew 29% year-over-year to $136.9 million in the fourth quarter of 2021. Marketplace revenue for the fourth quarter of 2021 was $125.4 million, reflecting a year-over-year increase of 29%. Managed services revenue grew 23% year-over-year to $11.4 million for the fourth quarter of 2021. Full-year 2021 total revenue grew 35% year-over-year to $502.8 million. Marketplace revenue for the full year of 2021 was $462.3 million, reflecting a year-over-year increase of 37%. Managed services revenue grew 14% year-over-year to $40.5 million for the full year of 2021. Gross Profit GAAP gross profit was $99.8 million for the fourth quarter of 2021, or 73% of revenue, compared with 73% of revenue in the year prior. Non-GAAP gross profit was $100.0 million, or 73% of revenue, in the fourth quarter of 2021, compared with 73% in the fourth quarter of 2020. GAAP gross profit was $367.3 million for the full year of 2021, or 73% of revenue, compared with 72% of revenue in the year prior. Full-year non-GAAP gross profit was $368.1 million, or 73% of revenue, in 2021, compared with 72% in 2020. OPEX GAAP operating expenses for the fourth quarter of 2021 were $121.6 million, representing 89% of revenue, compared to 72% in the prior year, with R&D increasing from 21% to 24%, sales and marketing increasing from 33% to 40%, G&A increasing from 17% to 23%, and transaction losses increasing from © 2022 Upwork Inc. 13

1% to 2% of total revenue. Non-GAAP operating expenses for the fourth quarter of 2021 were $105.4 million, representing 77% of revenue, compared to 66% in the prior year, with R&D increasing from 19% to 21%, sales and marketing increasing from 32% to 39%, G&A increasing from 15% to 16%, and transaction losses increasing from 1% to 2% of total revenue. GAAP operating expenses for the full year of 2021 were $421.5 million, representing 84% of revenue, compared to 78% in the prior year, with R&D increasing from 22% to 24%, sales and marketing remaining flat at 36%, G&A increasing from 19% to 22%, and transaction losses remaining flat at 1%. Non-GAAP operating expenses for the full year of 2021 were $358.6 million, representing 71% of revenue, flat versus the prior year, with R&D remaining flat at 20% of total revenue, sales and marketing increasing from 34% to 35%, G&A decreasing from 15% to 14%, and transaction losses remaining flat at 1% of total revenue. Net Income (Loss) GAAP net loss was $(22.6) million in the fourth quarter of 2021 compared to GAAP net income of $0.9 million in the fourth quarter of 2020. GAAP net loss per basic share was $(0.18) in the fourth quarter of 2021 compared to GAAP net income per basic share of $0.01 in the fourth quarter of 2020. Non-GAAP net loss was $(6.1) million in the fourth quarter of 2021 compared to non-GAAP net income of $7.8 million in the fourth quarter of 2020. Our non-GAAP net loss per basic share was $(0.05) in the fourth quarter of 2021 compared to non-GAAP net income per basic share of $0.06 in the fourth quarter of 2020. Our non-GAAP net loss per diluted share was $(0.05) in the fourth quarter of 2021 as compared to non-GAAP net income per diluted share of $0.06 in the fourth quarter of 2020. Full-year GAAP net loss was $(56.2) million in 2021 compared to GAAP net loss of $(22.9) million in 2020. GAAP net loss per basic share was $(0.44) in 2021 compared to GAAP net loss per basic share of $(0.19) in 2020. Full-year non-GAAP net income was $7.5 million in 2021 compared to non-GAAP net income of $6.1 million in 2020. Our non-GAAP net income per basic share was $0.06 in 2021 compared to non-GAAP net income per basic share of $0.05 in 2020. Our non-GAAP net income per diluted share was $0.06 in 2021 compared to non-GAAP net income per diluted share of $0.05 in 2020. Adjusted EBITDA Adjusted EBITDA loss was $(3.3) million in the fourth quarter of 2021, compared to adjusted EBITDA of $9.6 million in the fourth quarter of 2020. Full-year adjusted EBITDA was $19.1 million in 2021, compared to $14.0 million in 2020. Cash Flow & Balance Sheet Cash, cash equivalents, and marketable securities were $684.8 million at the end of 2021.This was an increase of $515.1 million from the end of 2020, primarily driven by $510.8 million of net proceeds from the $575.0 million convertible senior notes offering we completed in August 2021. © 2022 Upwork Inc. 14

Guidance We are guiding first-quarter 2022 revenue to between $139 million and $141 million, which is 23% year-over-year growth at the midpoint, and providing full-year 2022 revenue guidance of between $620 million and $630 million, which is 24% year-over-year growth at the midpoint. Driven by the significant opportunity that we believe exists if we are able to meaningfully move unaided brand awareness, we expect to invest approximately $80 million in brand marketing in 2022, up from $47 million in 2021. We expect first-quarter 2022 adjusted EBITDA to be a loss of between $(11) million and $(13) million, as the brand investment is expected to be front-end weighted. We are guiding full-year 2022 adjusted EBITDA to be breakeven as we look to invest aggressively in brand marketing, performance marketing, and sales. We expect first-quarter 2022 non-GAAP basic loss per share to be between $(0.11) and $(0.13) and basic weighted-average shares outstanding in the range of 129 million to 131 million. For full-year 2022, we expect non-GAAP basic loss per share to be between $(0.08) and $(0.11) and basic weighted-average shares outstanding in the range of 130 million to 134 million. We had $53.6 million in stock-based compensation expense for the full year of 2021. We expect stock-based compensation expense to increase compared to 2021 and to average slightly more than $20 million per quarter for 2022. Because of the execution on our strategy to innovate, evangelize, and scale the work marketplace in 2021, we are accelerating our target of achieving $1 billion revenue by one year; we are now targeting 2024, up from our previous timeline of 2025. We have not reconciled our adjusted EBITDA guidance to GAAP net income (loss) or non-GAAP diluted EPS to GAAP diluted EPS because certain items that impact GAAP net income (loss) and GAAP diluted EPS are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2022 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA to net income (loss), non-GAAP basic loss per share to GAAP basic loss per share, and non-GAAP diluted EPS to GAAP diluted EPS is not available without unreasonable effort. Q1 2022 FY 2022 Revenue $139 million - $141 million $620 million - $630 million Adjusted EBITDA $(11) million - $(13) million Targeting breakeven Basic weighted-average shares outstanding 129 million - 131 million 130 million - 134 million Diluted weighted-average shares outstanding N/A N/A Non-GAAP basic loss per share $(0.11) - $(0.13) $(0.08) - $(0.11) Non-GAAP diluted EPS N/A N/A © 2022 Upwork Inc. 15

Q4 and FY’21 Conference Call and Webcast Upwork will host a conference call today at 2 p.m. Pacific Time/5 p.m. Eastern Time to discuss the company’s fourth-quarter and full-year 2021 financial results. An audio webcast archive will be available following the live event for approximately one year at investors.upwork.com. We use our Investor Relations website (investors.upwork.com), our Blog (upwork.com/blog), our Twitter handle (twitter.com/Upwork), and Hayden Brown’s Twitter handle (twitter.com/hydnbrwn) and LinkedIn profile (linkedin.com/in/haydenlbrown) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this press release or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only. Thank you, Hayden Brown President & CEO Jeff McCombs CFO © 2022 Upwork Inc. 16

UPWORK INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (Unaudited) Three Months Ended December 31, Twelve Months Ended December 31, 2021 2020 2021 2020 Revenue Marketplace $ 125,427 $ 96,866 $ 462,340 $ 338,152 Managed services 11,429 9,287 40,457 35,476 Total revenue 136,856 106,153 502,797 373,628 Cost of revenue 37,051 28,778 135,508 104,267 Gross profit 99,805 77,375 367,289 269,361 Operating expenses Research and development 33,473 22,743 119,083 83,471 Sales and marketing 54,681 34,530 183,294 133,225 General and administrative 31,112 18,545 113,081 71,518 Provision for transaction losses 2,347 901 6,048 3,555 Total operating expenses 121,613 76,719 421,506 291,769 Income (loss) from operations (21,808) 656 (54,217) (22,408) Interest expense 1,125 138 2,180 778 Other income, net (440) (500) (279) (469) Income (loss) before income taxes (22,493) 1,018 (56,118) (22,717) Income tax provision (63) (93) (122) (150) Net income (loss) $ (22,556) $ 925 $ (56,240) $ (22,867) Net income (loss) per share, basic and diluted $ (0.18) $ 0.01 $ (0.44) $ (0.19) Weighted-average shares used to compute net income (loss) per share, basic and diluted 128,686 123,398 127,164 118,699 © 2022 Upwork Inc. 17

UPWORK INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited) December 31, 2021 December 31, 2020 ASSETS Current assets Cash and cash equivalents $ 187,205 $ 94,081 Marketable securities 497,566 75,570 Funds held in escrow, including funds in transit 160,813 135,042 Trade and client receivables, net 66,826 47,018 Prepaid expenses and other current assets 17,243 9,090 Total current assets 929,653 360,801 Property and equipment, net 21,329 28,139 Goodwill 118,219 118,219 Intangible assets, net — 667 Operating lease asset 10,682 19,729 Other assets, noncurrent 1,178 1,672 Total assets $ 1,081,061 $ 529,227 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities Accounts payable $ 4,996 $ 6,455 Escrow funds payable 160,813 135,042 Debt, current — 7,581 Accrued expenses and other current liabilities 45,742 32,868 Deferred revenue 22,083 16,801 Total current liabilities 233,634 198,747 Debt, noncurrent 561,299 3,142 Operating lease liability, noncurrent 16,753 20,506 Other liabilities, noncurrent 9,858 7,522 Total liabilities 821,544 229,917 Stockholders’ equity Common stock 13 12 Additional paid-in capital 510,568 494,122 Accumulated deficit (251,064) (194,824) Total stockholders’ equity 259,517 299,310 Total liabilities and stockholders’ equity $ 1,081,061 $ 529,227 © 2022 Upwork Inc. 18

UPWORK INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Three Months Ended December 31, Twelve Months Ended December 31, 2021 2020 2021 2020 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) $ (22,556) $ 925 $ (56,240) $ (22,867) Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities: Provision for transaction losses 2,174 265 5,178 2,919 Depreciation and amortization 2,074 2,728 10,261 10,172 Amortization of debt issuance costs 741 18 1,182 61 Amortization of premium (accretion of discount) of purchases of marketable securities, net 195 (9) 298 (320) Amortization of operating lease asset 833 933 3,545 3,860 Tides Foundation common stock warrant expense 187 186 750 750 Stock-based compensation expense 14,926 5,981 53,592 25,508 Impairment expense 1,352 — 8,741 — Loss on disposal of fixed assets — 44 — 44 Changes in operating assets and liabilities: Trade and client receivables (10,643) (7,510) (24,610) (20,000) Prepaid expenses and other assets (4,797) (914) (6,960) (1,198) Operating lease liability (1,277) (431) (1,163) (1,851) Accounts payable 1,743 735 (1,445) 5,822 Accrued expenses and other liabilities 266 4,990 10,253 15,438 Deferred revenue 2,334 1,012 7,454 4,027 Net cash provided by (used in) operating activities (12,448) 8,953 10,836 22,365 CASH FLOWS FROM INVESTING ACTIVITIES: Purchases of marketable securities (416,515) (37,066) (525,343) (107,281) Proceeds from maturities of marketable securities 15,000 28,500 102,500 117,500 Purchases of property and equipment (462) (110) (1,027) (6,320) Internal-use software and platform development costs (889) (2,478) (5,110) (8,045) Net cash used in investing activities (402,866) (11,154) (428,980) (4,146) CASH FLOWS FROM FINANCING ACTIVITIES: Changes in escrow funds payable (11,878) 6,912 25,771 26,321 Proceeds from exercises of stock options and common stock warrant 541 7,685 7,177 31,028 Proceeds from employee stock purchase plan 2,101 2,252 4,789 4,913 Proceeds from borrowings on debt — — — 18,000 Repayment of debt — (1,892) (10,750) (25,621) Proceeds from issuance of convertible senior notes — — 575,000 — © 2022 Upwork Inc. 19

Payment of debt issuance costs — — (14,855) — Purchases of capped calls related to convertible senior notes — — (49,393) — Net cash provided by (used in) financing activities (9,236) 14,957 537,739 54,641 NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (424,550) 12,756 119,595 72,860 Cash, cash equivalents, and restricted cash—beginning of year 776,608 219,707 232,463 159,603 Cash, cash equivalents, and restricted cash—end of year $ 352,058 $ 232,463 $ 352,058 $ 232,463 The following table reconciles cash, cash equivalents, and restricted cash as reported in the condensed consolidated balance sheets to the total of the same amounts shown in the condensed consolidated statements of cash flows as of the following (in thousands): December 31, 2021 December 31, 2020 Cash and cash equivalents $ 187,205 $ 94,081 Restricted cash 4,040 3,340 Funds held in escrow, including funds in transit 160,813 135,042 Total cash, cash equivalents, and restricted cash as shown in the condensed consolidated statement of cash flows $ 352,058 $ 232,463 UPWORK INC. COST OF REVENUE AND GROSS MARGIN (In thousands, except percentages) (Unaudited) Three Months Ended December 31, Twelve Months Ended December 31, 2021 2020 Change 2021 2020 Change Cost of revenue $ 37,051 $ 28,778 $ 8,273 29% $135,508 $104,267 $31,241 30% Components of cost of revenue: Cost of talent services to deliver managed services 8,679 7,377 1,302 18% 31,871 28,703 3,168 11% Other components of cost of revenue 28,372 21,401 6,971 33% 103,637 75,564 28,073 37% Total gross margin 73% 73% 73% 72% © 2022 Upwork Inc. 20

UPWORK INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(In thousands, except for percentages and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2021	2020	2021	2020
Net Loss	$ (22,556)	$ 925	$ (56,240)	$ (22,867)
Add back (deduct):				
Stock-based compensation expense	14,926	5,981	53,592	25,508
Depreciation and amortization	2,074	2,728	10,261	10,172
Interest expense	1,125	138	2,180	778
Other (income) expense, net	(440)	(500)	(279)	(469)
Income tax provision	63	93	122	150
Tides Foundation common stock warrant expense	187	186	750	750
Impairment expense	1,352	—	8,741	—
Adjusted EBITDA	$ (3,269)	$ 9,551	$ 19,127	$ 14,022
Cost of revenue, GAAP	$ 37,051	$ 28,778	$ 135,508	$ 104,267
Stock-based compensation expense	(212)	(200)	(794)	(779)
Cost of revenue, Non-GAAP	$ 36,839	$ 28,578	$ 134,714	$ 103,488
Total gross margin, Non-GAAP	*73 %*	*73 %*	*73 %*	*72 %*
Research and development, GAAP	$ 33,473	$ 22,743	$ 119,083	$ 83,471
Stock-based compensation expense	(4,911)	(2,497)	(16,232)	(9,783)
Research and development, Non-GAAP	$ 28,562	$ 20,246	$ 102,851	$ 73,688
As a percentage of total revenue, Non-GAAP	*21 %*	*19 %*	*20 %*	*20 %*
Sales and marketing, GAAP	$ 54,681	$ 34,530	$ 183,294	$ 133,225
Stock-based compensation expense	(1,560)	(988)	(5,923)	(4,440)
Sales and marketing, Non-GAAP	$ 53,121	$ 33,542	$ 177,371	$ 128,785
As a percentage of total revenue, Non-GAAP	*39 %*	*32 %*	*35 %*	*34 %*
General and administrative, GAAP	$ 31,112	$ 18,545	$ 113,081	$ 71,518
Stock-based compensation expense	(8,243)	(2,296)	(30,643)	(10,506)
Amortization of intangible assets	—	(667)	(667)	(2,668)
Tides Foundation common stock warrant expense	(187)	(186)	(750)	(750)
Impairment expense	(1,352)	—	(8,741)	—
General and administrative, Non-GAAP	$ 21,330	$ 15,396	$ 72,280	$ 57,594
As a percentage of total revenue, Non-GAAP	*16 %*	*15 %*	*14 %*	*15 %*

© 2022 Upwork Inc.
21

Income (loss) from operations, GAAP $ (21,808) $ 656 $ (54,217) $ (22,408) Stock-based compensation expense 14,926 5,981 53,592 25,508 Amortization of intangible assets — 667 667 2,668 Tides Foundation common stock warrant expense 187 186 750 750 Impairment expense 1,352 — 8,741 — Income (loss) from operations, Non-GAAP $ (5,343) $ 7,490 $ 9,533 $ 6,518 Net income (loss), GAAP $ (22,556) $ 925 $ (56,240) $ (22,867) Stock-based compensation expense 14,926 5,981 53,592 25,508 Amortization of intangible assets — 667 667 2,668 Tides Foundation common stock warrant expense 187 186 750 750 Impairment expense 1,352 — 8,741 — Net income (loss), Non-GAAP $ (6,091) $ 7,759 $ 7,510 $ 6,059 Weighted-average shares outstanding used in computing earnings (loss) per share, GAAP Basic (in millions) 128.7 123.4 127.2 118.7 Basic earnings (loss) per share, GAAP $ (0.18) $ 0.01 $ (0.44) $ (0.19) Weighted-average shares outstanding used in computing earnings (loss) per share, Non-GAAP Basic (in millions) 128.7 123.4 127.2 118.7 Diluted (in millions) 128.7 133.3 134.4 131.4 Basic earnings (loss) per share, Non-GAAP $ (0.05) $ 0.06 $ 0.06 $ 0.05 Diluted earnings (loss) per share, Non-GAAP $ (0.05) $ 0.06 $ 0.06 $ 0.05 © 2022 Upwork Inc. 22

About Upwork Upwork is the world’s work marketplace. We serve everyone from one-person startups to over 30% of the Fortune 100 with a powerful, trust-driven platform that enables companies and talent to work together in new ways that unlock their potential. Our talent community earned over $3.3 billion on Upwork in 2021 across more than 10,000 skills in categories including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at upwork.com and join us on LinkedIn, Twitter, Facebook, Instagram, and TikTok. Contact: Evan Barbosa Investor Relations investor@upwork.com Safe Harbor Statement This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding the future performance of Upwork and its market opportunity, including expected financial results for the first quarter and full year of 2022, expectations regarding the impact of the COVID-19 pandemic on our business and industry, and expectations for capturing market share and regarding the changing landscape of work, as well as statements regarding our planned investments to support growth. Accordingly, actual results could differ materially or such uncertainties could cause adverse effects on our results. Forward-looking statements are based upon various estimates and assumptions, as well as information known to Upwork as of the date of this shareholder letter, and are subject to risks and uncertainties, including but not limited to: the impact of the ongoing COVID-19 pandemic on our business and global economic conditions; the impact, severity, and duration of safety measures put in place to mitigate the impact of the COVID-19 pandemic; our ability to attract and retain a community of talent and clients; our limited operating history under our current business strategy and pricing model; our focus on the long term and our investments in sustainable, profitable growth; our ability to develop and release new products and services, and develop and release successful enhancements, features, and modifications to our existing products and services; the impact of new and existing laws and regulations; our ability to generate revenue from our marketplace offerings and the effects of fluctuations in our level of client spend retention; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; competition; challenges to contractor classification or employment status of talent on our work marketplace; the possibility that the market for © 2022 Upwork Inc. 23

Safe Harbor Statement (Cont.) talent and the services they offer will develop more slowly than we expect; user circumvention of our work marketplace; our ability to sell to large enterprise and clients with larger, longer-term independent talent needs; the success of our investments in our Enterprise sales organization and our related marketing efforts, and expectations for the ability for Enterprise sales to drive incremental revenue and GSV growth; changes in the amount and mix of services facilitated through our work marketplace from period to period; the success of our investments in brand marketing and the growth of our sales team; changes in our level of investment in sales and marketing, research and development, and general and administrative expenses, and our hiring plans for sales personnel; the market for information technology; future changes to our pricing model; payment and fraud risks; security breaches; privacy; litigation and related costs; changes in management; and other general market, political, economic, and business conditions. Actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of future performance. Additionally, these forward-looking statements, particularly our guidance, involve risks, uncertainties, and assumptions, including those related to the impacts of the COVID-19 pandemic on our clients’ spending decisions. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 24, 2021, and our Quarterly Report on Form 10-Q filed with the SEC on October 27, 2021, and our other SEC filings, which are available on the Investor Relations page of our website at investors.upwork.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, when filed. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this shareholder letter. These statements are based on information available to Upwork on the date hereof, and Upwork assumes no obligation to update such statements. © 2022 Upwork Inc. 24

Non-GAAP Financial Measures To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue (and as a percentage of revenue), non-GAAP gross profit (and as a percentage of revenue), non-GAAP operating expenses (total and each line item, and total and each non-GAAP operating expense item as a percentage of revenue), non-GAAP income (loss) from operations (and as a percentage of revenue), non-GAAP net income (loss) (and as a percentage of revenue and on a per share basis), non-GAAP gross margin, and adjusted EBITDA in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP. We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest expense, other (income) expense, net, income tax (benefit) provision, and, if applicable, other non-cash transactions. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; (c) tax payments that may represent a reduction in cash available to us; or (d) expense from our common stock warrant issued to the Tides Foundation, which is recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided in the financial statement tables included in this shareholder letter, and investors are encouraged to review the reconciliation. © 2022 Upwork Inc. 25